Exhibit 99.1

KKR to Appoint Robert Lewin as Chief Financial Officer
Bill Janetschek Retiring at Year End

NEW YORK, December 4, 2019 -- KKR & Co. Inc. (NYSE:KKR) (together with its affiliates, “KKR”) today announced that Robert H. Lewin will be appointed Chief Financial Officer (“CFO”), effective January 1, 2020. Mr. Lewin will succeed William (“Bill”) J. Janetschek who will be retiring from KKR at the end of the year.

Henry Kravis and George Roberts, Co-CEOs and Co-Chairmen of KKR, stated: “During a long and successful career at KKR, Bill transformed our finance function from one that supported a small partnership to the world-class operation it is today. We are indebted to Bill for his dedication to KKR, which spans over three decades, first as an advisor to KKR and then as our CFO for the last 20 years.”

“We are pleased to welcome Rob Lewin to a new role at KKR. We have both worked very closely with Rob since he joined KKR 16 years ago. He has a deep understanding of the firm, having held numerous strategic leadership, business development and investing roles throughout his career. Rob is a strong culture carrier who has been a trusted advisor and leader on many of the firm’s major advances over the last several years,” Joe Bae and Scott Nuttall, Co-Presidents and Co-Chief Operating Officers of KKR, added.

Since joining KKR in 2004, Mr. Lewin has held a number of positions. These include as an investor in private equity, helping launch KKR’s Asia business, co-leading the firm’s credit and capital markets businesses, and serving as Treasurer and Head of Corporate Development with oversight of KKR’s balance sheet. For the last two years, Mr. Lewin served as Head of Human Capital & Strategic Talent where he has led all aspects of KKR’s talent function.

Prior to joining KKR, Mr. Lewin was at Bear Stearns & Company. Mr. Lewin currently serves on the board of Answer the Call. He holds a B.S. from the University of Pennsylvania.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE:KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Media:
Kristi Huller or Cara Major
212-750-8300
media@kkr.com

Investors:

Craig Larson
+1 (877) 610-4910 (U.S.) / +1 (212) 230-9410
investor-relations@kkr.com